As filed with the Securities and Exchange Commission on November 3, 2014

Registration No.333-32681 Registration No.333-161288 Registration No.333-189669
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-32681
FORM S-8 REGISTRATION STATEMENT NO. 333-161288
FORM S-8 REGISTRATION STATEMENT NO. 333-189669

UNDER THE SECURITIES ACT OF 1933

Sun Bancorp, Inc.
(Exact name of Registrant as specified in its charter)
New Jersey		52-1382541
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)
350 Fellowship Road, Suite 101
Mt. Laurel, New Jersey 08054
(Address of principal executive offices)

Sun Bancorp, Inc. Employee Stock Purchase Plan Sun Bancorp, Inc. Directors Stock Purchase Plan
(Full Title of the Plans)

Thomas M. O’Brien
President and Chief Executive Officer
350 Fellowship Road, Suite 101
Mt. Laurel, New Jersey 08054
(856) 691-7700
(Name, address and telephone number, including area code, of agent for service)

Copies to:
John J. Spidi, Esq. Richard Fisch, Esq.
Spidi & Fisch, PC
1227 25th Street, N.W.
Suite 200 West
Washington, D.C. 20037
(202) 434-4660

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Deregistration of Securities

Sun Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its common stock, par value $5.00 per share (the “Common Stock”), that were previously registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-32681, filed with the SEC on August 1, 1997 (the “1997 Registration Statement”), relating to the registration of 16,000 shares of the Common Stock of the Company issuable under the Sun Bancorp, Inc. Employee Stock Purchase Plan and 3,450 shares of the Common Stock of the Company issuable under the Sun Bancorp, Inc. Directors Stock Purchase Plan.

•
Registration Statement No. 333-161288, filed with the SEC on August 12, 2009 (the “2009 Registration Statement”), relating to the registration of 10,000 additional shares of Common Stock of the Company issuable under the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated.

•
Registration Statement No. 333-189669, filed with the SEC on June 28, 2013 (the “2013 Registration Statement”), relating to the registration of 40,000 additional shares of Common Stock of the Company issuable under the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated.

On October 16, 2014, the Board of Directors of the Company terminated the Sun Bancorp, Inc. Directors Stock Purchase Plan and the Sun Bancorp, Inc. Employee Stock Purchase Plan, effective as of November 1, 2014.  In connection with the termination of such plans, the Company has terminated the offering of its Common Stock, including any Common Stock underlying options, that was registered under the Registration Statements.

Effective at 12:00 a.m. on August 11, 2014, the Company implemented a 1-for-5 reverse stock split of the Company’s Common Stock for shareholders of record as of 11:59 p.m. on August 8, 2014, which increased the par value per share from $1.00 to $5.00 (the “Reverse Stock Split”).  All historic share-based information presented in this Post-Effective Amendment No. 1 to the Registration Statements has been retroactively adjusted to reflect the implementation of the Reverse Stock Split.

In accordance with an undertaking made by the Company in Part II of the 1997 Registration Statement and incorporated by reference into the 2009 Registration Statement and the 2013 Registration Statement, to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the respective offerings, the Company hereby amends the Registration Statements to remove from registration all shares of the Company’s Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statements and to terminate the effectiveness of the Registration Statements.

[Signatures follow on next page]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Laurel, State of New Jersey, on this 3rd day of November, 2014.

SUN BANCORP, INC.

Date:	November 3, 2014	By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by the following persons on behalf of the registrant in the capacities indicated as of November 3, 2014.

/s/ Thomas M. O’Brien	/s/ Philip A. Norcross
Thomas M. O’Brien	Philip A. Norcross
President, Chief Executive Officer and Director	Director
(Principal Executive Officer)
/s/ Sidney R. Brown	/s/ Peter Galetto, Jr.
Sidney R. Brown	Peter Galetto, Jr.
Chairman	Director

/s/ Jeffrey S. Brown	/s/ Wilbur L. Ross, Jr.
Jeffrey S. Brown	Wilbur L. Ross, Jr.
Director	Director

/s/ Keith Stock	/s/ Eli Kramer
Keith Stock	Eli Kramer
Director	Director

/s/ Anthony R. Coscia	/s/ William J. Marino
Anthony R. Coscia	William J. Marino
Director	Director

/s/ Frank Clay Creasey, Jr.	/s/ Thomas R. Brugger
Frank Clay Creasey, Jr.	Thomas R. Brugger
Director	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Neil Kalani
Neil Kalani
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)